EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Terra Tech Corp. on Form S-3 (File No. 333-227219) and Form S-8 (File No. 333-230081) of our report dated March 15, 2019, with respect to our audit of the consolidated financial statements of Terra Tech Corp. as of December 31, 2018 and for the year then ended and our report dated March 15, 2019 with respect to our audit of the effectiveness of internal control over financial reporting of Terra Tech Corp. as of December 31, 2018, which reports are included in this Annual Report on Form 10-K of Terra Tech Corp. for the year ended December 31, 2018.

Our report on the consolidated financial statements refers to a change in the method of accounting for certain financial instruments during the year ended December 31, 2018 due to the adoption of FASB ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815) – (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

March 15, 2019